UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)   June 10, 2011

SILLENGER EXPLORATION CORP.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-53420 (Commission File Number)	00-0000000 (I.R.S. Employer Identification No.)
277 Lakeshore Rd. E. Suite # 206, Oakville, Ontario (Address of principal executive offices)		L6J 1H9 (Zip Code)

Registrant’s telephone number, including area code  (905) 582-2434

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

EXPLANATORY NOTE

Sillenger Exploration Corp (“Sillenger”) brings a unique business model to the natural resource sector. In the spring of 2010, Sillenger developed and implemented a strategy for working in partnership with governments of developing countries to help them attract foreign investment to unlock their natural resource wealth and accelerate economic development. Sillenger identified Africa, specifically West Africa, as a largely under-explored region, which presents the greatest opportunity for growth.

Sillenger entered into a business relationship with FCMI Global Inc. (“FCMI”), whereby FCMI and its African representatives would seek to negotiate contracts with African governments on Sillenger’s behalf. During April and May of 2010 Sillenger and FCMI engaged in negotiations with government representatives from Equatorial Guinea, as well as Guinea-Bissau.

Form 8-K	Sillenger Exploration Corp.	Page 2

On May 26, 2010, Sillenger formally introduced its proprietary CLP Claims Licensing Program, which is designed to help governments to provide a fast-track process for issuing the necessary documentation to resource companies. The system helps reduce risk to exploration companies and helps market a country as an attractive investment destination. The CLP Claims Licensing Program® is a “cookie-cutter” approach to land claims and natural resources management, not dissimilar to franchising. It is simply a business process, which creates a situation where it can easily be replicated anywhere in the world.

On June 1, 2010, FCMI and Sillenger executed an assignment and assumption of rights agreement, whereby FCMI assigned all of its trademarks, intellectual properties, contracts and agreements [May 26, 2010 Agreement with the Government of the Republic of Equatorial Guinea and the MOU with the Republic of Guinea-Bissau dated May 6th 2010] to Sillenger. In exchange, FCMI would earn 5% (percent) of Sillenger’s annual net income as per Sillenger’s audited financial statements. This relationship enabled Sillenger, as a public company, better access to capital markets for the purposes of financing Sillenger’s operational requirements with respect to the assigned agreements. The business relationship with FCMI entailed fully reimbursing FCMI for expenses it incurred in negotiating trademarks, intellectual properties, contracts and agreements assigned to Sillenger.

On June 2, 2010, Sillenger announced that, through its relationship with FCMI and its African affiliates, the Company had entered into a contract with the Government of the Republic of Equatorial Guinea to conduct an airborne geophysical survey of the continental region (27,000 sq. km) of Equatorial Guinea, known as Rio Muni, as well as 30 km of Continental Platform (4,500 sq. km) off the Atlantic coastline. The survey was intended to provide the Ministry of Mines, Industry and Energy a geological database of the region highlighting the locations where there may be the presence of mineral, hydrocarbon or groundwater deposits, and a preliminary identification of which subsurface structures may present exploration potential, and to identify the likeliest exploration targets within those deposits.

As compensation for assuming the capital risk of the survey, Sillenger was granted the mineral and hydrocarbon rights to 15% of the claim blocks in the entire area surveyed, as chosen by Sillenger, as well as a preferential right to any other claims that Sillenger desired.

Sillenger had the right to determine which claims it will retain for its own account, and had the right to market, as principal or joint-venture, any other properties to prospective mining or oil interests, and to retain a carried interest in those properties. The licensing model reduces the Company’s risk, which is assumed by the exploration partners, who benefit from the upside when a deposit is discovered, developed, and put into production. Sillenger’s strategy is either to sell the whole interest or simply retain a small interest, either through shares or royalties, in every exploration, mining, and oil venture that occurs on its claims, in essence becoming a claims and portfolio manager, and receiving revenues from multiple sources.

On June 11, 2010, Sillenger retained Fugro Airborne Surveys, a subsidiary of one of the world’s leading geophysics companies, Fugro Group, to conduct the airborne geophysical survey of the Rio Muni region of Equatorial Guinea. The survey will help to reveal the locations of potential deposits, and provide a detailed reading of the subsurface structures. The estimated cost of the survey was $8,300,000, and the survey would entail flying 69,000 line kms at a 400 - meter line spacing. The survey was slated to begin sometime in July 2010, as soon as Sillenger and Fugro completed their preparations.

The size and scope of the Equatorial Guinea project meant that large sums of capital would be required to fund the airborne survey. Sillenger began to actively seek funding from various institutional investors, potential strategic partners, and other parties.

Form 8-K	Sillenger Exploration Corp.	Page 3

Sillenger’s Director of Exploration, Dr. Allan Juhas PhD, and members of the Fugro Airborne Survey team met in mid-June with officials from the Government of Equatorial Guinea in Malabo to begin preparations for the airborne geophysical survey. The team also inspected ground facilities, and began planning operations.

In August 2010 Sillenger received a government delegation from Guinea-Bissau. During their visit, Sillenger arranged meetings in Ottawa with Fugro and also with Government of Canada officials from the Ministry of Foreign Affairs. Sillenger also arranged for a meeting and presentation by the Ministry of Forestry and Mines of the Province of Ontario, one of the world’s leading mining jurisdictions.

The Toronto visit concluded with a signing of The Minutes of Meeting, which stated that a contract would be prepared for consideration by the Guinea Bissau government and that the FCMI/Sillenger team would receive an invitation to visit Guinea Bissau in October 2010.

In October 2010, the Company entered into negotiations with a prominent investment group to finance the cost of this survey. As part of these negotiations, Sillenger fully assigned its commitment with Fugro Airborne Surveys to a third-party wholly owned subsidiary of Ivory Resources (“Ivory”), a private company that was formed by Toronto-based Salida Capital L.P. and Lionhart Trading Company for the purpose of funding the airborne geophysical survey for Equatorial Guinea.

Subsequently, Brilliant Mining Corp (“Brilliant”) was brought in by the investment group to be the operator of the project and steps were taken to roll Ivory into Brilliant Mining. On December 1st Brilliant announced it would pay Sillenger Exploration Corp. with shares in Brilliant equal to a value of $2 million and based on a price of $0.27 per share, which shares would be subject to a 2 year escrow provision.

On April 28, 2011, Sillenger executed a settlement agreement with Ivory Resources, Brilliant Mining and others, whereby Sillenger agreed to accept and receive 7,407,407 units of Brilliant [with a 4 month escrow] in exchange for Ivory acquiring from Sillenger an agreement with the government of the Republic of Equatorial Guinea, which included certain preferential rights to request mining and/or oil concessions. Each Unit consists of one common share of Brilliant and one Common Share purchase warrant. Each Warrant will entitle the holder thereof to acquire one Common Share of Brilliant upon the payment of $0.45 per Warrant at any time until 24 months following the date of issuance.

To facilitate completion of the settlement agreement with Brilliant, Sillenger entered into an agreement to compensate the African representative, Mr. Michel Ghostine, who was fundamental in acquiring the agreements with the governments of Equatorial Guinea and Guinea-Bissau, and who is also a director of Sillenger.

The transaction fits into Sillenger’s business model as the Brilliant Units represent Sillenger’s carried interest in the Equatorial Guinea project, and comprise a tangible asset with a value of over $2,000,000 CDN. If the Brilliant shares perform well, the Units have the potential for significant value add for Sillenger’s shareholders.

The Brilliant transaction also serves as an endorsement of Sillenger’s business model, and enables Sillenger to replicate a proven concept for the next countries with which the Company is pursuing partnerships.

Form 8-K	Sillenger Exploration Corp.	Page 4

Item 1.01  Entry into Definitive Material Agreement

On April 28, 2011, Sillenger executed an agreement with Ivory Resources, Brilliant Mining and others, whereby Sillenger agreed to accept and receive 7,407,407 units of Brilliant [with a 4 month escrow] in exchange for Ivory acquiring from Sillenger an agreement with the government of the Republic of Equatorial Guinea, which included certain preferential rights to request mining and/or oil concessions. Each Unit consists of one common share of Brilliant and one Common Share purchase warrant. Each Warrant will entitle the holder thereof to acquire one Common Share of Brilliant upon the payment of $0.45 per Warrant at any time until 24 months following the date of issuance.

On April 28, 2011, Sillenger also entered into an agreement with Mr. Michel Ghostine to compensate him for his role in the African deal.  He who was fundamental in acquiring the agreements with the governments of Equatorial Guinea and Guinea-Bissau, and he is also a director of Sillenger.  Under the terms of the agreement, Sillenger has agreed to pay Mr. Ghostine $150,000.00 USD and to issue him 2,000,000 shares of Sillenger’s common shares for his extensive efforts in securing the African deals.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description
10.1	Settlement Agreement dated April 28, 2011 between Sillenger Exploration Corp., Brilliant Mining Corp. and other parties.	Included
10.2	Termination of Agency Association Agreement dated April 28, 2011 between Sillenger Exploration Corp. and Mr. Michel Ghostine.	Included

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sillenger Exploration Corp. has caused this report to be signed on its behalf by the undersigned duly authorized person.

SILLENGER EXPLORATION CORP.

Dated: June 10, 2011	By:	/s/ John Gillespie
John Gillespie –CEO & President